Exhibit 99

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO

Physiometrix Inc.

978-670-2422

Physiometrix, Inc. Announces First-Quarter Financial Results
Transition to New Sales Force Complete

NO. BILLERICA, Mass., May 5, 2004 – Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today financial results for the first quarter ended March 31, 2004.  For the first quarter ended March 31, 2004, revenues were $197,194, compared with revenues of $238,744 for the same period in 2003. The net loss for the first quarter of 2004 was $(2,479,999), or $(0.19) per share, including a non-cash expense of $1,046,080 related to the derivative accounting treatment of unregistered warrants issued in our common stock financing completed in December 2003, which raised gross proceeds of approximately $8.2 million. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the warrants are included as a liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity. The registration of the shares underlying the warrants occurred on February 5th and consequently the company has classified the value of such shares as permanent equity under EITF 00-19, commencing on the effective date of the registration statement, February 5, 2004. The first quarter loss in 2004 compares with a net loss of $(1,189,469), or $(0.14) per share, for the same period in 2003.

“Although our first quarter results may be disappointing to our shareholders, in reality, the results reflect the transition to our new sales force at Baxter, which is now complete. The final training and launch occurred late in January, so we experienced down time during the quarter. The positive side however, is that we are closing sales with the new team and we currently have evaluations in process at approximately 200 hospitals throughout the country.” said John A. Williams, president and chief executive officer of Physiometrix. “ We continue to work closely with Baxter to expand our monitor and sensor sales. We are also increasing our clinical study efforts to support our launch into the Intensive Care Unit later this year, with our next generation PSA 5000. We are also funding and assisting with other studies, which will help to position our product in the office based anesthesia market and continue to show clinical value in the operating room.” Williams added.

Physiometrix will hold a telephone conference call to discuss first-quarter 2004 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, May 5, 2004. The call can be accessed at 800-465-7133  (conf. ID # 6802263). A replay of today’s conference call will be available after conclusion of today’s conference call until 11:59 P.M. (Eastern) on May 14, 2004.  Replay callers in the U.S. must dial 800-642-1687 (conf. ID # 6802263).

(More)

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.  For more information, please visit the Company’s Web site at www.physiometrix.com.

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 30, 2004 filed with the SEC.  The Company disclaims any obligation to update information contained in any forward looking statement to reflect events or circumstances occurring after the date of this press release.

- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of
Operations
(Unaudited)

	Three Months Ended
	March 31 2004	March 31 2003

Revenues	$197,194	$238,744

Costs and expenses:
Cost of goods sold	330,126	340,116
Research and development	381,819	370,809
Selling, general, and administrative	938,211	727,531
	1,650,156	1,438,456

Operating loss	(1,452,962)	(1,199,712)

Other income (expense):
Change in fair value of warrant derivative	(1,046,080)	—
Interest income, net	19,043	10,243

Net loss	$(2,479,999)	$(1,189,469)

Net loss per share	$(0.19)	$(0.14)

Shares used in computing net loss per share	13,400,415	8,422,994

Physiometrix, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31 2004	December 31 2003
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$5,885,193	$7,626,049
Other current assets	732,760	966,484
Total current assets	6,617,953	8,592,533

Property, plant and equipment, net	152,893	179,668

Total assets	$6,770,846	$8,772,201

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$483,261	$971,281
Warrant derivative contract	—	11,342,730
Total current liabilities	483,261	12,314,011

Total stockholders’ equity (deficit)	6,287,585	(3,541,810)

Total liabilities and stockholders’ equity (deficit)	$6,770,846	$8,772,201